                                                                 Exhibit 4(p)

                                           THE FRANKLIN LIFE INSURANCE COMPANY

                                                     Franklin Square
                                               SPRINGFIELD, ILLINOIS 62713

                                                     A Stock Company

Contract Number              1234567

Date of Issue                DECEMBER 1, 1981

Name of Annuitant            BENJAMIN FRANKLIN                          65   Age

Total Purchase Price         $10,000.00                $5,000.00    For Fixed Dollar Annuity Payment
                                                       $5,000.00    For Separate Account Annuity Units
Amount of Fixed Dollar
Annuity Payment              $43.25

Number of Separate Account
Annuity Units                43.252

Frequency of Income
Payments                     MONTHLY

Date of First Income
Payment                      JANUARY 1, 1982



     The Franklin Life Insurance Company agrees to pay the Annuitant income payments with the frequency shown above, the first payment to be made on the date shown above if the Annuitant is then living, and to continue such payments so long as the Annuitant shall live. The dollar amount of each payment shall be determined as provided in provision 2.

     The provisions on this and the following pages are part of the contract.

                 NOTICE OF 10 DAY RIGHT TO EXAMINE CONTRACT

     At any time within 10 days after its receipt by the Insured, this contract may be returned by delivering it or mailing it to the Company or to the agent through whom it was purchased. Immediately upon such delivery or mailing, the contract will be deemed void from the beginning, and any premium paid on it will be refunded.

     Signed for the Company at Springfield, Illinois.



          Secretary                               President


                A BRIEF DESCRIPTION OF THIS CONTRACT

This is a Single Payment Life Annuity. Income is payable for the lifetime of the Annuitant. The contract is nonparticipating.


          ALL INCOME PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR
          AMOUNT.




FORM 1177

                         ALPHABETIC GUIDE TO YOUR CONTRACT


                                                                Page
Age                                                               1
Age and Sex Misstatement                                          3
Amount of Fixed Dollar Annuity Payment                            1
Application                                               Last Page
Assignment                                                        2
Brief Description of Contract                                     1
Change of Ownership                                               2
Consideration - Entire Contract                                   2
Contract Number                                                   1
Date of First Income Payment                                      1
Date of Issue                                                     1
Determination of Amount of Income Payment                         2
Evidence that Annuitant is Living                                 3
Frequency of Income Payments                                      1
General Definitions                                               2
Incontestability                                                  3

                                                               Page

Modification of Contract                                          2
Name of Annuitant                                                 1
*Name of Contingent Annuitant                                     1
Nonparticipating                                                  3
Number of Separate Account Annuity Units                          1
Owner                                                             2
Ownership of Assets and Determination of Values                   3
Right to Examine Contract                                         1
Separate Account Annuity Unit Values                              2
Separate Account Net Investment Rate and Net Investment Factor    2
Statements in Application                                         2
Termination of Contract                                           3
Total Purchase Price                                              1
Voting Rights                                                     3


*This provision is not included in all contracts.













FORM 8435

1.  GENERAL DEFINITIONS  As used in this contract, the terms:
    (a) "Variable Annuity" means an annuity with payments varying in amount in accordance with the net investment experience of the Separate Account;
    (b) "Fixed Dollar Annuity" means an annuity with payments which remain fixed as to dollar amount throughout the payment period;
    (c) "Income Payment" means the sum of the variable annuity payment and the fixed dollar annuity payment;
    (d) "General Account" means all assets of the Company other than those in the Separate Account or any other separate accounts of the Company. Reserves for any fixed dollar benefits shall be maintained in the General Account;
    (e) "Separate Account" means those assets of the Company in a segregated investment account entitled "Franklin Life Variable Annuity Fund C" established by the Company pursuant to Illinois law;
    (f) "Valuation Date" means the date as of which the Separate Account Net Investment Rate is determined. This value is determined on each day that the New York Stock Exchange is open, as of the close of trading on that day;
    (g) "Valuation Period" means the period, commencing on a Valuation Date and ending on the next Valuation Date;
    (h) "Separate Account Annuity Unit" means a unit used to determine the amount of each variable annuity payment; (See provision 4 dealing with Separate Account Annuity Unit values.)
    (i) "Written request" means a written request satisfactory to the Company, filed at its Home Office in Springfield, Illinois.

2.  DETERMINATION OF THE AMOUNT OF INCOME PAYMENT--
    (a) Variable Annuity--The dollar amount of the Variable Annuity Payment is not predetermined and may change from one payment to the next.
          The actual amount of any such payment is determined by multiplying the number of Separate Account Annuity Units shown on page 1 by the Separate Account Annuity Unit value, determined is described in provision 4, for the date on which the payment is due.
          The Company guarantees that the dollar amount of each payment shall not be affected by variations in mortality experience from mortality assumptions on which the first payment is based.
    (b) Fixed Dollar Annuity--Fixed Dollar Annuity payments remain fixed as to dollar amount throughout the payment period. The dollar amount is as stated on page 1.

3. SEPARATE ACCOUNT NET INVESTMENT RATE AND NET INVESTMENT FACTOR--The Separate Account net investment rate for any Valuation Period is equal to the gross investment rate expressed in decimal form to 8 places less a deduction of not more than .00006164 for each day of such Valuation Period. The deduction may be reduced by the Company. Such gross investment rate is equal to (i) the investment income for the valuation period plus capital gains and minus capital losses for the period, whether realized or unrealized, on the assets of the Separate Account less a deduction for any applicable taxes arising from such income and realized and unrealized capital gains attributable to the assets of the Separate Account, divided by (ii) the value of assets in the Separate Account at the beginning of the Valuation Period. The gross investment rate may be positive or negative. The net investment factor for the Separate Account is 1.00000000 plus the Separate Account net investment rate for the period.

4. SEPARATE ACCOUNT ANNUITY UNIT VALUE--The value of a Separate Account Annuity Unit on July 1, 1981 was established at $1, and for each day thereafter is determined by multiplying the value of the Separate Account Annuity Unit on the preceding day by the Annuity Change Factor for the Valuation Period ending on the 10th preceding day or by 1.0 if no Valuation Period ended on the 10th preceding day. The Annuity Change Factor is equal to the amount determined by dividing the net investment factor for such Valuation period by an amount equal to one (1) plus the interest rate for the number of calendar days in such Valuation Period at the effective annual rate of 3-1/2%.

5. CONSIDERATION--ENTIRE CONTRACT: This contract has been issued in consideration of the application and of the Purchase Price.

    This contract and the application, a copy of which is attached to and made a part of this contract, constitute the entire contract and shall be construed according to the laws of the jurisdiction where it is made.

6. STATEMENTS IN APPLICATION--All statements made in the application shall, in the absence of fraud, be deemed representations and not warranties.
    No statement shall be used in defense to a claim under this contract unless it is contained in the application and unless a copy of the application is attached to this contract when issued.

7. MODIFICATION OF CONTRACT-- Any change in this contract will be valid only when it is approved in writing by the President or Secretary of the Company, and the approval is endorsed on the contract or otherwise recorded as the Company may require. No agent or person other than the above has the authority to change, modify or waive any provision of this contract.

8. OWNER--The Owner of this of this contract will be the Annuitant unless otherwise designated in the application for this contract, or otherwise provided by endorsement at date of issue or unless subsequently changed as provided below. The relationship of the Owner is the relationship to the Annuitant, unless otherwise stated.

    During the Annuitant's lifetime, all rights under this contract belong exclusively to the Owner unless the Owner provides otherwise by written request. Such rights include the right to assign or surrender this contract and to exercise, receive and enjoy every other right, option and privilege conferred by this contract or allowed by the Company.

9. CHANGE OF OWNERSHIP--The Owner may designate a new owner and may designate or change a Contingent Owner at any time during the Annuitant's lifetime by filing a written request at the Home Office of the Company. Such designation or change will take effect only when endorsed upon this contract or otherwise recorded as the Company may require, but upon endorsement or recording the change will relate back to, and take effect as of, the date said written request was signed whether or not the Annuitant be living at the time of such endorsement or recording, subject to the rights of any Assignee of record with the Company and subject to any payment made or action taken by the Company before the written request for designation or change was received at the Home Office.

    At the death of the Owner during the Annuitant's lifetime, the Contingent Owner, if any, will be become the Owner, but if no Contingent Owner is then living, ownership will pass to the estate of the Owner.

10. ASSIGNMENT--No assignment of this contract will be binding on the Company unless the assignment is in writing and filed at the Home Office. The Company is not responsible for the validity of any assignment.

FORM 1177                                                                 PAGE 2

11. INCONTESTABILITY--This contract will be incontestable after it has been in force during the lifetime of the Annuitant for 2 years from its date of issue.

12. AGE AND SEX--If the age or sex of the Annuitant has been misstated, the amounts payable and any benefits accruing hereunder shall be such as the Purchase Price would have purchased at the correct age and sex of the Annuitant. Any underpayments already made by the Company shall be made up immediately and any overpayments made by the Company shall be charged against the benefits falling due after adjustment, with compound interest at 5.7% a year in advance.

13. EVIDENCE THAT ANNUITANT IS LIVING--The Company shall as a condition of each payment to the Annuitant have the right to require satisfactory evidence that the Annuitant is living on the due date of such income payment.

14. TERMINATION OF CONTRACT--On the death of the Annuitant, this contract shall immediately cease and become void. The annuity herein provided shall terminate with the last regular payment preceding said death, and there shall be no payment due for time elapsed since the due date of the last regular payment.

15. NONPARTICIPATING--This contract is nonparticipating and will not share in the surplus earnings of the Company.

16. VOTING RIGHTS--The Owner shall have the right to vote only at the meetings of the Separate Account Contract Owners.
    Ownership of this contract shall not entitle any person to vote at any meeting of shareholders of the Company. Votes attributable to the contract shall be cast in conformity with the provisions of the Rules and Regulations of the Separate Account.

17. OWNERSHIP OF ASSETS AND DETERMINATION OF VALUES--The Company shall have exclusive and absolute ownership and control of its assets, including all assets in the Separate Account. Determination by the Company of the value of a Separate Account Unit by the method described in this contract will be conclusive upon the Owner and the Annuitant.

FORM 1177                                                                 PAGE 3

                        THE FRANKLIN LIFE INSURANCE COMPANY

                       A BRIEF DESCRIPTION OF THIS CONTRACT



This is a Single Payment Life Annuity. Income is payable for the Iifetime of the Annuitant. The contract is nonparticipating.



          ALL INCOME PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR
          AMOUNT.


FORM 1177